Amended and Restated Clawback Policy
― OVERVIEW
The Board of Directors (“Board”) of Sandstorm Gold Ltd. (“Sandstorm” or the “Company”) has adopted this Amended and Restated Clawback Policy (the “Policy”) in order to continue to maintain a culture of focused, diligent and responsible management which discourages conduct detrimental to the growth of the Company and its subsidiary entities (“Subsidiaries”) and to ensure that incentive-based compensation (“Incentive-Based Compensation”) paid by the Company to Executive Officers (as defined below) is based upon accurate financial data and that erroneously awarded Incentive Based Compensation is recovered by the Company.
This Policy is adopted pursuant to applicable rules, including the rules of the New York Stock Exchange (the “NYSE”) set forth in the NYSE Listed Company Manual Section 303A.14 - Erroneously Awarded Compensation (the “NYSE Rules”) and is designed to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D and Rule 10D-1 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will be interpreted and applied accordingly.
This Policy applies in the event of an accounting restatement (“Restatement”) of the Company’s financial results as a result of material non-compliance with financial reporting requirements. A Restatement includes both (a) a correction of an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement); and (b) a correction of an error not material to the previously issued financial statements, but that would result in a material misstatement if the error was left uncorrected in the current period or the error correction was recognized in the current period (a “Little r” restatement), within the meaning of applicable securities laws, including Rule 10D-1 under the Exchange Act, or securities exchange rules or regulations on which the Company lists securities for trading, including NYSE Section 303A.14. This Policy does not apply in any situation where a Restatement is not as a result of significant non-compliance with financial reporting requirements, such as, but not limited to, due to an out-of-period adjustment or due to a retrospective: (i) application of a change in accounting rules, interpretations or principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure (collectively the “Restatement Exclusions”).
The “executive officers” of the Company whose Incentive-Based Compensation is covered by this Policy are current and former executive officers who are, or were at any time, during an applicable Clawback Period, executive officers of the Company as determined by the Board in accordance with the definition of “executive officer” set forth in Rule 10D-1(d) of the Exchange Act and at a minimum including all executive officers identified pursuant to Item 401(b) of Regulation S-K, and specifically including the Company’s Chief Executive Officer, President, Chief Financial Officer, Controller, any Vice-President of the Company in charge of a principal business unit, division or function, and any other officer or person who performs a significant policy-making function for the Company (the “Executive

Officers”). Executive officers of Subsidiaries are deemed to be Executive Officers under this Policy if they perform policy making functions for the Company. All of these Executive Officers are subject to this Policy, even if an Executive Officer had no responsibility for the financial statement errors which required restatement.
Incentive-Based Compensation includes any compensation, including cash and equity, which is granted, earned or vested based wholly or in part upon the attainment of any “financial reporting measure”. Financial reporting measures are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived wholly or in part from such financial information. Stock price and total shareholder return are among the metrics and measures considered to be financial reporting measures. Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the applicable financial reporting measure (as specified in the Incentive-Based Compensation award) is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. At the time of the award of Incentive-Based Compensation by the Company to any Executive Officer(s), the Company shall identify in writing to said Executive Officer(s), what, if any, portion of the Incentive-Based Compensation awarded to the Executive Officer(s) is based upon the attainment of any financial reporting measure.
Incentive-Based Compensation does not include base annual salary, compensation which is awarded based purely on service to the Company (e.g. a time-vested award, including time-vesting stock options or restricted share rights) or compensation which is awarded solely at the discretion of the Board, nor does it include compensation which is awarded based on subjective standards, strategic measures (e.g. completion of a merger) or operational measures (e.g. attainment of a certain market share).
― TIME PERIOD COVERED BY POLICY
This Policy applies to any Incentive-Based Compensation paid to an Executive Officer (as defined above) during any of the three (3) fiscal completed years immediately preceding the date the Company is required to restate its financial results (the “Clawback Period”), meaning the earlier of:
A.    the date that the Company’s Board (or a Board committee or authorized officer(s), if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or
B.    the date on which a court, regulator or other legally authorized body directs the Company to prepare a Restatement.
For purposes of clause (B) above, the date of the initial court order or other regulatory agency action would be the measurement date for the Clawback Period, but the application of this Policy would occur only after such order is final and non-appealable.
― CALCULATION AND RECOVERY OF RECOVERABLE AMOUNT
The recoverable amount under this Policy is “the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid” (the “Recoverable Amount”) and which is received on or after October 2, 2023 (the “Effective Date”).
Applying this definition, after a Restatement, the Company will recalculate the applicable financial reporting measure and the amount of Incentive-Based Compensation based thereon for the applicable period(s). The Company will determine whether, based on that financial reporting measure as calculated relying on the original financial statements, an Executive Officer or former Executive Officer received a greater amount of Incentive-Based Compensation than would have been received applying the recalculated financial measure. Where Incentive-Based Compensation is based only in part on the achievement of a financial reporting measure performance goal, the Company will determine the portion of the original Incentive-Based Compensation based on or derived from the financial reporting measure which was restated and will recalculate the affected portion based on the financial reporting measure as restated to determine the difference between the greater amount based on the original financial statements and the lesser amount that would have been received based on the Restatement. If the Board cannot determine the Recoverable Amount directly from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement.
For Incentive-Based Compensation based on (or derived from) the Company's stock price or total shareholder return and is not subject to mathematical recalculation directly from the Restatement, the amount to be recovered as erroneously awarded Incentive-Based Compensation shall be determined by the Board based on a reasonable estimate of the effect of the Restatement on the financial reporting measure (i.e. the stock price or total shareholder return) upon which the erroneously awarded Incentive-Based Compensation was received. The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.
The Recoverable Amounts will be calculated on a pre-tax basis to ensure that the Company recovers the full amount of Incentive-Based Compensation that was erroneously awarded.
If equity compensation is recoverable due to being granted to the Executive Officer (when the accounting results were the reason the equity compensation was granted) or vested by the Executive Officer (when the accounting results were the reason the equity compensation was vested), in each case in the Clawback Period, the Company will promptly recover the excess portion of the equity award that would not have been granted or vested based on the Restatement, as determined by the Board as it deems appropriate, in its sole and absolute discretion, to accomplish prompt recovery of the Recoverable Amount, and may include the following:
i    if the equity award is still outstanding, the Executive Officer will forfeit the excess portion of the award;
ii    if the equity award has been exercised or settled into common shares of the Company (“Underlying Shares”), and the Executive Officer still holds the Underlying Shares, the Company will recover the number of Underlying Shares relating to the excess portion of the award (less any exercise price paid for the Underlying Shares); and
iii    if the Underlying Shares have been sold by the Executive Officer, the Company will recover the proceeds received by the Executive Officer from the sale of the Underlying Shares relating to the excess portion of the award (less any exercise price paid for the Underlying Shares).
In addition, given that the Recoverable Amount must be calculated by the Company on a pre-tax basis and also include cash Incentive-Based Awards, the Board will determine, in its sole discretion, the timing and method or methods for recovering erroneously awarded Incentive-Based Compensation hereunder, which may also include, without limitation:
(a)requiring reimbursement of cash Incentive-Based Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c)offsetting the recovery amount from any compensation otherwise owed by the Company to the Executive Officer (including, without limitation, any severance otherwise payable by the Company to the Executive Officer);
(d)making a deduction from the Executive Officer’s salary;
(e)requiring the Executive Officer to transfer back to the Company any common shares of the Company (“Shares”) such Executive Officer received pursuant to an equity award;
(f)cancelling, or reducing the number of Shares/Underlying Shares subject to, or the value of, outstanding vested or unvested equity awards; and/or
(g)taking any other remedial and recovery action, as determined by the Board.
The Board will use commercially reasonable efforts to employ a method for recovery of erroneously awarded Incentive-Based Compensation that does not cause a violation of the payment timing rules of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) or result in the Executive Officer being subject to the interest and additional tax provisions of Code Section 409A(a)(1)(B) or cause a violation of the payment timing rules or result in the Executive Officer being subject to the interest and additional tax provisions under similar tax legislation in Canada, being the Company’s home country.
The Board will have no obligation to apply the same method of recoupment to each affected Executive Officer in connection with any Restatement.
The Company is obliged to promptly recover erroneously awarded Incentive-Based Compensation from its Executive Officers, except where the independent members of the Board (or the Compensation Committee) has determined that recovery would be impracticable under the following limited circumstances:
i    the direct expense paid to a third party to assist in enforcing recovery under this Policy would exceed the Recoverable Amount (determined following an initial attempt to collect); or
ii    recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Code Section 401(a)(13) or Code Section 411(a) and the regulations thereunder, or similar legislation in Canada; or
iii.    recovery would violate the home-country laws of the Company.
The Company shall maintain documentation of the determination of its attempts to recover erroneously awarded Incentive Based-Compensation and provide the relevant documentation as and when required to the applicable regulatory authorities or securities exchanges, including the NYSE.

― EFFECTIVE DATE – RETROACTIVE APPLICATION
For clarification, the terms of this Amended and Restated Clawback Policy apply to any Incentive-Based Compensation that is received by covered Executive Officers (as defined above) on or after the October 2, 2023 Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted, or paid to such covered Executive Officers prior to such Effective Date. Subject to applicable law, the Company may affect recovery under this Policy from any amount of Incentive-Based Compensation approved, awarded, granted, payable or paid to the covered Executive Officers prior to, on or after such October 2, 2023 Effective Date.
― NO ADDITIONAL PAYMENTS
In no event shall the Company be required to award Executive Officers an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.
― AMENDMENT AND/OR TERMINATION
The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law. However, no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate any applicable laws, rules or regulations, including Canadian securities laws, United States Securities and Exchange Commission (“SEC”) rules or the rules of any securities exchange on which the Company’s securities are listed for trading, including without limitation, the Toronto Stock Exchange and NYSE.
Changes to this Policy will be communicated to all persons to whom this Policy applies.
― NO INDEMNIFICATION
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any covered Executive Officer that may be interpreted to the contrary, the Company shall not be permitted to insure or to indemnify any Executive Officer against (i) the loss of any erroneously awarded Incentive-Based Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.
Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid, or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any erroneously awarded Incentive-Based Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

― MANDATORY DISCLOSURES
The Company shall make such disclosures of and regarding this Policy as required under applicable laws, rules and regulations, and shall file this Policy as an exhibit to its Annual Report on Form 40-F and, if applicable, disclose information relating to the occurrence of an Restatement in accordance with applicable laws, rules and regulations, including, but not limited to, Section 303A.14 of the NYSE Rules and Rule 10D-1 under the Exchange Act.
In the event the Company is required to clawback any erroneously awarded Incentive-Based Compensation from covered Executive Officers and the occurrence of such is disclosed by the Company in a public filing required by the applicable law, the Company shall disclose all required information relating to such clawback in accordance with applicable laws, rules and regulations.
― GENERAL
The provisions of this Policy are intended to be applied to the fullest extent of the law; provided however, to the extent that any provisions of this Policy are found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
This Amended and Restated Clawback Policy was adopted by the Board and became effective on November 6, 2023, and applies to Incentive-Based Compensation that is granted, earned or vested by Executive Officers (as defined above) on or after the aforementioned October 2, 2023 Effective Date. The Company’s original Clawback Policy was adopted and became effective on March 30, 2016, and the provisions of the original Clawback Policy shall be deemed to have continued to apply in full force and effect until the effective date of the adoption of this Amended and Restated Clawback Policy.
This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Executive Officer that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption of this Policy). Nothing in this Policy in any way detracts from or limits any obligation that those subject to it have in law or pursuant to a management, employment, consulting or other agreement with the Company or any of its Subsidiaries.
Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, the Company’s Compensation Committee, in which cases references herein to the Board shall be deemed to be references to the Compensation Committee. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. All determinations and decisions made by the Board (or committee) pursuant to the provisions of this Policy shall be final, conclusive, and binding on the Company, its Subsidiaries and the persons to whom this Policy applies and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Board is authorized and directed to consult with the full Board or such other committees of the Board such as the Audit Committee, Corporate Governance & Nominating Committee or the Compensation Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Board may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules adopted by the SEC, the Canadian Securities Administrators and any securities exchange on which the Company’s securities are listed.
― OTHER RECOVERY RIGHTS
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to the Company pursuant to the terms of any other policy of the Company or any provision in any compensatory plan or arrangement, employment agreement, equity award agreement, or similar plan, agreement or arrangement, and any other legal rights and remedies available to the Company, or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002.
― SUCCESSORS
This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.
― CHANGE OF LISTING
In the event that the Company lists its securities on any national securities exchange or national securities association other than the NYSE, all references to “NYSE” in this Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed.
― NOTICE AND ACKNOWLEDGMENT
The Company will provide notice of this Policy to each Executive Officer. In addition, before the Company takes any action to seek recovery of erroneously awarded Incentive-Based Compensation pursuant to this Policy or any other action provided for in this Policy against an Executive Officer, the Company will provide notice to such Executive Officer of such intended clawback or other action. Notwithstanding anything to the contrary contained herein, the Company’s failure to provide notice to or receive acknowledgment from an Executive Officer will have no impact on the applicability or enforceability of this Policy against such Executive Officer.

Executive Officers shall be required to acknowledge to the Company on an annual basis in writing that they have read and will continue to comply with this Policy.
If you have questions about the interpretation of this Policy, kindly contact the Company’s Chief Financial Officer.

This AMENDED AND RESTATED CLAWBACK POLICY was approved by the Corporate Governance & Nominating Committee of SANDSTORM GOLD LTD. on November 6, 2023, and by the Board of Directors of SANDSTORM GOLD LTD. on November 6, 2023.